Exhibit 99.1

Company Contact:	Investor Relations Contact:
Charlie Webster	Lippert/Heilshorn & Associates
Chief Financial Officer	Kirsten Chapman/Moriah Shilton
408-894-0700	415-433-3777
mshilton@lhai.com

TESSERA FILES NEW ITC AND DISTRICT COURT COMPLAINTS

AIMED AT INFRINGING DRAM DEVICES

SAN JOSE, Calif. – December 10, 2007 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced it has filed a new complaint requesting the U.S. International Trade Commission (“ITC”) investigate the unlawful importation, sale for importation and sale after importation of certain small-format BGA semiconductor packages and products that include these packages. Tessera’s complaint is directed at a variety of products, including certain DRAM memory chips, DRAM memory modules and computer systems incorporating such chips and modules.

The companies named as respondents in this ITC complaint include A-DATA Technology Co., Ltd., Acer Inc., Acer America Corp., Centon Electronics, Inc., Elpida Memory, Inc., International Products Sourcing Group, Kingston Technology Co., Nanya Technology Corporation, Peripheral Device and Product Systems, Inc., Powerchip Semiconductor Corp., ProMOS Technologies Inc., Ramaxel Technology Ltd., SMART Modular Technologies, Inc., and TwinMOS Technologies Inc. None of these companies is a Tessera licensee.

The complaint seeks an exclusion order barring the importation, sale for importation or sale after importation of products that Tessera believes infringe its technology and are unlawfully competing with products from Tessera’s licensees. The ITC is expected to decide whether to initiate an investigation under the complaint within 30 days. Tessera also has filed a concurrent action in the U.S. District Court for the Eastern District of Texas against these same companies.

In both the ITC and district court complaints, Tessera seeks remedies for infringement of U.S. Patents 5,679,977; 6,133,627; 5,663,106; and 6,458,681. The 5,679,977 and 6,133,627 patents have been litigated in prior Tessera legal actions. All four patents are part of a portfolio of technology that is broadly licensed to companies in the semiconductor industry including leading DRAM manufacturers Samsung, Hynix, Qimonda and Micron.

About Tessera Technologies, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the NASDAQ Stock Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006, and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2007 include more information about factors that could affect the company’s financial results.

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Note: Tessera and the Tessera logo are trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.